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Exhibit 10.1

MASTER REVOLVING LINE OF CREDIT CONSTRUCTION LOAN AGREEMENT

    This Master Revolving Line of Credit Construction Loan Agreement (this "Master Agreement") is dated for reference purposes as of April 18, 2001 between PERMA-BILT, a Nevada corporation ("Borrower") and BANK OF AMERICA, N.A. (the "Bank").

    Bank has agreed to make a revolving line of credit construction loan to Borrower in the maximum principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) (the "Revolving Line" or "Loan"). Bank shall make multiple disbursements to Borrower for approved Allocations (as hereafter defined) against the Revolving Line, unless there is an Event of Default (as defined below) or an event that with notice or lapse of time or both, would be an Event of Default and provided that such Allocation has been approved by Bank after receipt and approval by Bank of the information required pursuant to this Master Agreement. The Revolving Line revolves and amounts may be reborrowed hereunder after being repaid, subject to the terms and limits herein. The aggregate of the stated principal amount of the unpaid Allocations shall not exceed the maximum amount of the Revolving Line and the Allocation shall be further subject to sub-limits as provided below in Section 2.22. Unless Borrower's right to obtain Allocations is earlier terminated in accordance with this Master Agreement, or extended as provided in Section 1.17, Borrower may obtain Allocations against the Revolving Line until the date which is one (1) year from the date hereof (the "Revolving Line Maturity Date"), as such date may be extended pursuant to Section 1.17(a) below. Notwithstanding the Revolving Line Maturity Date, Allocations originated under the Revolving Line may have earlier repayment dates as provided in Section 1.16 below.

Factual Background

    A.  Borrower may use the Revolving Line for the following allocations:

    1)
    "Zoned Land Allocations" to be used to pay certain costs and expenses of acquiring zoned, but not yet subdivided, land ("Zoned Land");

    2)
    "A&D Allocations" to be used to pay certain costs and expenses of acquiring and developing into finished lots, if necessary, subdivided land (the "Subdivided Land");

    3)
    "Residential Unit Allocations" (each allocation may be for one or more than one residential unit) to be used to pay certain costs and expenses of constructing single family, residential homes on finished lots within Subdivided Land ("Residential Units" or "Units");

    4)
    "Model Allocations" (each allocation may be for one or more than one residential unit) to be used to pay certain costs and expenses of constructing Residential Units to be used as model homes ("Models"); and

    5)
    "Recreational Facility Allocations" to be used to pay certain costs and expenses of constructing recreational facilities on Subdivided Land ("Recreational Facilities").

    The foregoing allocations are referred to collectively as the "Allocations" and individually as an "Allocation". The Allocations are to be used for acquisition of and construction on real property (the "Land") owned by Borrower within one or more subdivisions approved by Bank from time to time (each a "Subdivision"). Borrower intends to acquire Zoned Land and Subdivided Land and develop same for the purposes of constructing, marketing and selling Residential Units. The Residential Units to be constructed, including the Models, the Recreational Facilities to be constructed, and the site work and engineering work to be performed on the Zoned Land or Subdivided Land, are sometimes referred to collectively as the "Improvements".

    B.  Development of each Subdivision will proceed according to all "Subdivision Requirements," which are defined, for purposes of this Master Agreement, as all governmental laws, regulations, ordinances, policies, standards, reports and development agreements that apply or pertain to the Subdivision and the Land, as well as the final subdivision maps or plats (collectively, the "Map") conforming to all of them.

    C.  All Improvements that Borrower intends to construct on the Land shall be described in plans and specifications ("Plans and Specifications") prepared by a registered civil engineer (the "Engineer") or a registered architect (the "Architect") under an agreement with Borrower (the "Architecture or Engineering Contract") and submitted to Bank for approval. The Improvements will be constructed by a general residential contractor, which may be Borrower or a third party, who shall be licensed, if such license is required in the jurisdiction in which the Land is located. The term "Contractor" refers either to Borrower acting in the capacity of general contractor, or to a third party general contractor and "Construction Contract" refers to the contract between Borrower and a third party Contractor. At the Bank's request, the Plans and Specifications shall be assigned to Bank as security for the Allocations pursuant to an assignment to be executed by Borrower in connection with each Allocation.

    D.  Borrower will act as the Contractor for the construction of the Improvements.

    E.  Borrower will execute a promissory note simultaneously with the execution of this Master Agreement, payable to Bank, in the aggregate principal amount of Fifty Million and no/100 Dollars ($50,000,000.00) (the "Note"). The Note is to be secured by one or more Deeds of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the form of Exhibit A attached hereto and incorporated herein by this reference (each a "Deed of Trust" and collectively "Deeds of Trust") covering or to cover the Land and certain other real and personal property for which the Bank has agreed or hereafter agrees to make an Allocation pursuant to this Master Agreement. "Property" refers to all or any part of the property now or hereafter affected by the Deed of Trust, or any interest in all or any part of it, as the context may require.

    F.  Borrower will execute an indemnity agreement (a "Borrower's Indemnity") in connection with the Revolving Line. In Borrower's Indemnity, Borrower agrees to indemnify Bank and certain other Indemnified Parties (as defined in the Borrower's Indemnity) for, from and against liability arising from certain environmental, construction and other risks which may result from Bank's making this Revolving Line to Borrower. Notwithstanding any provision of any Loan Document, Borrower's obligations under Borrower's Indemnity are to be secured by the Deed of Trust only to the extent and at the times specified in Borrower's Indemnity.

    G.  At least 75% of Borrower's outstanding capital stock is, and shall continue to be, owned by Zenith National Insurance Corp. ("Zenith").

    H.  This Master Agreement, the Note, the Borrower's Indemnity, and the Deeds of Trust, together with all of their exhibits, and all other documents which evidence, guaranty, secure or otherwise pertain to this Revolving Line or any Allocation (and including any Swap Contracts (as defined in the Deed of Trust) collectively constitute the "Loan Documents".

    Therefore, Bank and Borrower agree as follows:

Terms and Conditions

    I.  Revolving Line Closing; Allocation Approval and Closing; and Disbursement. Borrower may, from time to time, request Bank to approve an Allocation for inclusion and funding under the

Revolving Line and this Master Agreement. Approval of a specific Allocation shall be at Bank's sole and absolute discretion and Bank shall have no obligation to approve any Allocation.

    1.1 Revolving Line Closing. Bank is not required to consider an Allocation for approval hereunder, or make any individual Allocation disbursements, until all conditions to close the Revolving Line are satisfied. Those conditions include the following:

    (a)
    Bank shall have received all Loan Documents duly executed, including those identified on Exhibit B to this Master Agreement.

    (b)
    Bank shall have received such financial statements, tax returns and other financial information as it may require regarding the financial condition of Borrower or any of its shareholders, partners, joint venturers, or members, Zenith, any other parties, the Subdivision or the Property.

    (c)
    Bank shall have received evidence of the due formation and good standing of Borrower and any other parties, including such organizational documents (including articles of incorporation and bylaws) and certificates of status, as Bank may require.

    (d)
    Bank shall have received evidence of the due execution of the Loan Documents by Borrower and any other parties, including appropriate resolutions or certificates of authority. Bank shall also have received evidence of the enforceability of covenants made by Borrower and Zenith, and any other parties, including, if requested by Bank, one or more opinion(s) to be rendered in form and in substance satisfactory to Bank by counsel acceptable to Bank for Borrower and Zenith.

    1.2 Closing Requirements—All Allocations. Bank's obligation to approve any specific Allocation and make disbursements for same hereunder are expressly conditioned upon Bank's approval of the specific Allocation, in its sole and absolute discretion, as well as Borrower's satisfaction of the conditions set forth below:

    (a)
    Bank shall have received and approved a sources and uses, budget, cost breakdown, or line item budget (collectively, a "Cost Breakdown") for the subject Allocation and Improvements, using the forms attached hereto as Exhibit F.

    (b)
    Bank shall have received and approved a release price schedule or paydown amount for the Allocation and associated Improvements.

    (c)
    A Deed of Trust shall have been duly recorded in a first-priority lien position in the real property records of the county in Nevada in which the Land which is the subject of the Allocation is located.

    (d)
    Bank's security interest in all personal property and fixtures covered by such Deed of Trust shall have been duly perfected in a first-priority lien position.

    (e)
    A title insurance company acceptable to Bank shall have issued or committed to issue an ALTA Lender's extended coverage policy of title insurance (or endorsements to same) in a liability amount satisfactory to Bank. The title policy shall insure the Deed of Trust as a first-priority lien on the Property, subject only to exceptions consented to by Bank in writing, and shall contain such endorsements as Bank may require, including without limitation a variable rate endorsement, a pending disbursements endorsement, a creditor's rights endorsement, and a comprehensive endorsement. No title matter may be insured over by any title company without the express written consent of Bank. The title company shall have delivered to Bank legible copies of all documents listed as exceptions to title, which shall have been approved by the Bank. The title policy (or endorsements) shall be issued simultaneously with the recordation of the Deed of Trust.

    (f)
    Borrower shall have provided such policy or policies of worker's compensation insurance as may be required by applicable worker's compensation insurance laws (including employer's liability insurance, if required by Bank), covering all employees of Borrower and the Contractor.

    (g)
    Borrower shall have provided a policy or policies of builder's "all risk" insurance in nonreporting form, in an amount not less than the full insurable completed value of the Property on a replacement cost basis. The policy or policies shall insure against loss or damage by hazards customarily included within such "all risk" policies and any other risks or hazards which Bank may reasonably specify, and each shall contain a Lender's Loss Payable Endorsement (Form 438 BFU) in favor of Bank.

    (h)
    Borrower shall have provided commercial general liability insurance naming Bank as an additional insured, on an "occurrence" basis against claims for "personal injury" liability, including bodily injury, death or property damage liability, with a limit of not less than Five Million Dollars ($5,000,000.00). Such insurance shall be primary and noncontributory with any other insurance carried by Bank.

    (i)
    The Plans and Specifications shall have been approved by (and if requested, assigned to) the Bank.

    (j)
    Bank shall have received a soils report ("Soils Report") that was prepared within three (3) years prior to the Allocation closing by a qualified registered soils engineer satisfactory to Bank (the "Soils Engineer"). The Soils Report shall be based on adequate due diligence and investigation, shall contain proper recommendations satisfactory to Bank, and shall state that construction of the Improvements as proposed would be feasible under existing soil conditions so long as those recommendations are followed.

    (k)
    Bank shall have received evidence, including a statement signed by the Soils Engineer, that the Plans and Specifications, and all other documents and agreements relating to construction of the Improvements conform to the recommendations of the Soils Report.

    (l)
    All executed contracts required by Bank shall be acceptable to Bank and be in full force and effect, including an engineering contract, an architecture contract and the contract governing the engagement of the Soils Engineer in connection with the construction of the Improvements.

    (m)
    Bank's Allocation fee and all other costs and expenses of Bank in connection with the Allocation (including attorneys' fees) shall have been paid by Borrower out of Borrower's own funds (or shall be payable to Bank from the initial disbursement of the Allocation).

    (n)
    Bank shall have received evidence that all utilities shall be provided which are necessary to develop the Land, and to sell and occupy the Residential Units (if applicable), including written assurances from such utility companies as Bank may require.

    (o)
    Borrower shall provide evidence of appropriate zoning and existence of all necessary governmental and other third-party approvals including, without limitation, public reports, architectural committee approvals (to the extent Borrower does not control the granting of such approvals) and any other approvals required under any covenant, conditions and restrictions of record; and including evidence of such zoning (including variances) and other land use entitlements as may be necessary to permit any intended or foreseeable use of such land and the construction (and sale if applicable) of the intended Improvements.

    (p)
    Other than for (1) Zoned Land Allocations, and (2) Bank approved soft costs for A&D Allocations for Land which has a tentative map, Bank shall have approved the Map in final form as it was recorded.

    (q)
    At Borrower's expense, Bank shall have ordered, received, reviewed and approved applicable appraisals for the Land and the Improvements to be constructed with the requested Allocation.

    (r)
    Under this Master Agreement or any of the Loan Documents relating to any other Allocation, or any loan made by Bank to Borrower which is not covered by this Master Agreement, no Event of Default (as defined in that document) has occurred and is continuing, or no event has occurred that with notice or the passage of time could become such an Event of Default.

    (s)
    Evidence satisfactory to Bank that the Property is not located in an area designated by the Department of Housing and Urban Development or other governmental authority as having special flood hazards (unless same is otherwise approved by Bank and Borrower agrees to maintain flood insurance as required by Bank) and evidence that the U.S. Army Corps of Engineers has not designated any portion of the Property as a wetlands area.

    (t)
    At Bank's request, information with respect to off-site improvements and evidence satisfactory to Bank that any obligations of Borrower regarding development in connection with the Property arising under agreements with governmental authorities or providers of utility services which could become a lien against the Property or a restriction against the issuance of building permits or certificates of occupancy have been satisfied.

    (u)
    Evidence that the Property is free and clear of any special improvement district assessments, or approval by Bank of same.

    (v)
    A tax certificate or tax receipt indicating that taxes and assessments for the subject Land have been paid current, and evidence that all then due and payable water and other charges levied or assessed against the Land have been paid in full for the current year.

    (w)
    An ALTA survey of the Land in form acceptable to the Bank, if required by the Bank in its sole discretion.

    (x)
    If required by Bank, Bank shall have received an Environmental Questionnaire and Disclosure Statement prepared and certified by Borrower using Bank's prescribed form, and the information set forth in it shall be acceptable to Bank. Bank shall also have received a report prepared by a registered environmental engineer or other qualified party satisfactory to Bank stating that there are no Hazardous Substances, as defined in Borrower's Indemnity, present in, on, under or around the Property, and that there is no condition or circumstance which warrants further investigation or analysis in the opinion of the preparer of the report.

    (y)
    A letter from Zenith in the form attached hereto as Exhibit D (the "Zenith Letter").

    (z)
    The Allocation shall not cause the Maximum Allocation Limits of Section 2.22 to be exceeded.

    1.3 Zoned Land Allocation and A&D Land Allocation Closing Requirements. Borrower may, from time to time, request Bank to approve Zoned Land or A&D Land for inclusion in the Revolving Line. When requesting such approval, Borrower shall deliver to Bank, or Bank shall have received, in addition to the items set forth in Section 1.2, the following documents and information, in form and content satisfactory to Bank:

    (a)
    Borrower shall provide Bank with all CC&R's (as defined in Section 7.23), easements and other rights that exist or are contemplated with respect to the Zoned Land or A&D Land for which Borrower is requesting approval.

    (b)
    Bank shall have received a boundary survey in form acceptable to Bank for any unmapped Land.

    1.4 Residential Unit Allocation and Model Allocation Closing Requirements. Borrower may, from time to time, request Bank to approve certain property for a Residential Unit Allocation or a Model Allocation for inclusion in the Revolving Line. Approval of certain property for a Zoned Land Allocation or an A&D Allocation shall in no way infer or obligate Bank to approve such property for a Residential Unit Allocation or Model Allocation. When requesting such approval, Borrower shall deliver to Bank, or Bank shall have received, in addition to the items set forth in Section 1.2, the following documents and information, in form and content satisfactory to Bank:

    (a)
    Borrower shall provide Bank with a copy of Borrower's form sales agreement for Residential Units.

    1.5 Intentionally Omitted.

    1.6 Conditions, Subsequent Disbursements. After having approved an Allocation, Bank shall not be required to make any disbursements on such Allocation if, at any time after such approval:

    (a)
    Bank fails to receive an inspection report, if required by Bank, from Bank's own inspector or a third party inspector hired by Bank at Borrower's cost and expense in form and substance acceptable to Bank (the parties acknowledge that Bank intends to hire and utilize a third party inspector to inspect all Improvements other than Residential Units, and for Residential Units the Bank shall inspect same at a cost to Borrower of $200.00 per month per Subdivision) or

    (b)
    Bank fails to receive a Draw Request or Bank in its reasonable judgment considers any Draw Request to be incomplete or otherwise unacceptable, based on Bank's observations while visiting the construction site or for any other reason; or

    (c)
    Any Improvements are materially damaged and not repaired, unless Bank receives funds from Borrower or insurance proceeds sufficient to pay for all repairs in a timely manner; or

    (d)
    The Property or any interest in it is affected by eminent domain or condemnation proceedings; or

    (e)
    For any reason the title insurer fails or refuses at Bank's request to issue any title policy endorsement that Bank in its reasonable judgment may require; or

    (f)
    A notice or claim of lien is recorded against the Property unless such lien is discharged either by the claimant upon payment by Borrower or by Borrower filing a bond in accordance with applicable law; or

    (g)
    For any reason Borrower fails or refuses at Bank's request to provide evidence that the Soils Engineer observed the soils work and found it to have been completed in accordance with the recommendations of the Soils Report;

    (h)
    Under any of the Loan Documents an Event of Default (as defined in that document) has occurred and is continuing, or an event has occurred that with notice or the passage of time could become such an Event of Default; or

    (i)
    For any Land encumbered by or added to the Deed of Trust that is not the subject of a Map at the time same was encumbered or added, the failure of Bank to receive a 116.1 (or equivalent) endorsement to its title policy when such Land becomes the subject of a Map.

    1.7 Satisfaction of Conditions. Before Bank becomes obligated to make any disbursement under this Master Agreement, all conditions to the disbursement shall have been satisfied at Borrower's sole cost and expense in a manner acceptable to Bank in the exercise of its reasonable judgment. Borrower acknowledges that delays in disbursements may result from the time necessary for Bank to verify satisfactory fulfillment of any and all conditions to a given disbursement. Borrower consents to all such delays.

    1.8 No Waiver of Conditions. No waiver of any condition to disbursement shall be effective unless it is expressly made by Bank in writing. If Bank makes a disbursement before fulfillment of one or more required conditions, that disbursement alone shall not be a waiver of such conditions, and Bank reserves the right to require their fulfillment before making any subsequent disbursements. If all conditions are not satisfied, Bank, acting in its reasonable judgment, may disburse as to certain items or categories of costs and not others.

    1.9 Allocation Fee. At the time each Allocation is approved by Bank (such approval herein a "closing", as evidenced by an "Allocation Approval Certificate" in the form attached hereto as Exhibit C, signed by Borrower and Bank), Borrower shall pay Bank an Allocation Fee as follows:

    (a)
    Zoned Land Allocation: 0.50% of the Allocation amount, payable at Allocation closing.

    (b)
    A&D Allocation: 0.50% of the Allocation amount, payable at Allocation closing.

    (c)
    Residential Unit Allocation: 0.25% of the maximum amount allowed/allocated to be funded for each Residential Unit (net of any lot release price) payable at the time of the first draw request for the applicable Residential Unit.

    (d)
    Model Allocation: 0.25% of the maximum amount allowed/allocated to be funded for each Residential Unit (net of any lot release price) payable at the time of the first draw request for the applicable Residential Unit.

    (e)
    Recreation Facility Allocation: 0.50% of the Allocation amount, payable at Allocation closing.

    1.10  Disbursements of Allocations. Disbursements of Allocations shall be made as follows:

    (a)
    Disbursements of Zoned Land Allocations shall be made in accordance with the applicable Cost Breakdown approved by Bank.

    (b)
    Disbursements of A&D Allocations, Residential Unit Allocations, Model Allocations, and Recreational Facility Allocations shall be made in accordance with the applicable Cost Breakdown and in accordance with (but not to exceed) the percentage of completion of the applicable Improvements, subject to retention as may be shown in the applicable Cost Breakdown approved by Bank.

    1.11  Draw Requests.

    (a)
    For each disbursement, Borrower shall submit to Bank a written request signed by Borrower or its agent designated pursuant to Section 1.15 below and the Contractor, together with such documentation and information as Bank may require (collectively, a "Draw Request"). Each Draw Request shall be acceptable in form and substance to Bank in the exercise of its reasonable judgment, and shall include such items of information and documentation, including invoices, cancelled checks, lien waivers and other evidence as Bank may require to show that Borrower is in compliance with the Loan Documents. If Bank so requires, any given Draw Request shall also include written certification by the Architect and the Contractor that the Improvements as constructed to date conform to the Plans and Specifications. Borrower may submit a Draw Request to Bank twice each calendar month, unless Bank agrees to make disbursements more frequently than twice in a calendar month. Borrower shall use all Loan funds strictly for the purposes for which they were disbursed by Bank.

    (b)
    Unless Borrower has notified Bank in writing to the contrary, each Draw Request shall constitute Borrower's representation and warranty to Bank that (i) the Loan and all Allocations are "in balance," (as hereafter defined) (ii) all prior disbursements, as well as that currently being requested, were and will be used in strict compliance with the Cost Breakdown, and (iii) no Event of Default has occurred, and no event has occurred that with notice or the passage of time could become an Event of Default.

    (c)
    At least twice a month (usually in connection with a Draw Request) Bank may "True Up" the Loan by determining whether (1) the value of the Improvements completed to the date of such True Up (as determined by Bank) based on the percentage of completion of such Improvements (herein the "Work in Place") equals or exceeds (2) the outstanding principal balance of the Loan, after assuming any pending Draw Requests that have been submitted will be funded and adding such amount to the outstanding balance for purposes of this calculation (herein the "proposed outstanding balance"). In the event the Work in Place equals or exceeds the proposed outstanding principal balance, the Loan shall be deemed to have "Sufficient Work in Place". In the event the Work in Place is less than the proposed outstanding principal balance of the Loan, the Loan shall be deemed to have "Insufficient Work In Place". At any time that the Loan has "Insufficient Work In Place", Bank may make written demand on Borrower to repay the Loan out of Borrower's own funds in an amount sufficient to cause the Loan to have "Sufficient Work In Place". Borrower shall pay such funds within ten (10) days of Bank's demand. So long as the Loan has "Insufficient Work In Place", Bank reserves the right to collect release prices as provided in Section 3.6(iv)(B) as well as offset against current and future draws of the Borrower amounts sufficient to cause the Loan to be In Construction Base Balance.

    1.12  Disbursements to Other Parties. Unless Bank and Borrower have otherwise agreed in writing, Bank if it so chooses may make disbursements directly to the Contractor, subcontractors, laborers or material suppliers.

    1.13  Payments. Acting in its reasonable judgment, Bank may use Loan funds to pay fees owing to Bank, interest on the Loan, legal fees and expenses of Bank's attorneys which are payable by Borrower, and such other sums as may be owing from time to time by Borrower to Bank with respect to the Loan, all without further notice to or authorization by Borrower. Bank at its option may make any such payment on Borrower's behalf by debiting the Loan or any Allocations in the amount of the payment and disbursing such amount to itself. Borrower acknowledges that such a use of Loan funds by Bank may cause the Loan or an Allocation to become "out of balance," requiring deposits by Borrower into the Borrower's Funds Account (hereafter defined).

    1.14  Interest on Disbursements. Interest on each disbursement, whether initiated by Borrower or Bank, shall be payable from the time Bank debits the Loan funds in the amount of the disbursement.

    1.15  Authorized Signers. Borrower authorizes the following individuals to sign all Draw Requests and other documents in connection with the administration of the Allocations:

Daniel Schwartz	Signature
Craig Hardy	Signature
Robert M. Beville	Signature

    1.16  Payment of Allocations; Extensions; Curtailments. Each Allocation within the Revolving Line shall be due and payable in full as follows:

    (a)
    Each Zoned Land Allocation shall be due and payable in full on the date which is the earlier to occur of: (i) twelve (12) months from the closing of such Allocation (the "Zoned Land Expiration Date"); or (ii) the Revolving Line Maturity Date (as such Revolving Line Maturity Date may be extended per Sections 1.17(a) and 1.17(b)). Each Zoned Land Expiration Date may be extended twice, each time for ninety (90) days (the "First Extension" and "Second Extension", respectively) (but never beyond the Revolving Line Maturity Date) upon notice to Bank of the requested extension at least 30 days before the Zoned Land Expiration Date or the First Extension, as applicable, and payment to Bank on or before the Zoned Land Expiration Date or the First Extension, as applicable, of: (1) an extension fee of 0.125% of the current commitment amount of such Allocation; and (2) a pre-payment of principal on such Allocation in the amount of 5.0% of the original amount of such Allocation.

    (b)
    Each A&D Allocation shall be due and payable in full on the date which is the earlier to occur of: (i) twenty-four (24) months from the closing of such Allocation (the "A&D Allocation Expiration Date"); or (ii) the Revolving Line Maturity Date (as such Revolving Line Maturity Date may be extended per Sections 1.17(a) and 1.17(b)).

      In addition, for each Residential Unit constructed on a Lot that is the subject of an A&D Allocation, a payment to Bank in the amount of the Allocation paydown shown in the applicable Allocation Approval Certificate shall be made from the first disbursement under the applicable Residential Unit Allocation for the Residential Unit on such Lot.

      Furthermore, on the 1st day of the 15th month and on the 1st day of the 21st month following the closing of each A&D Allocation (each day a "curtailment date"), Borrower shall pay to Bank an amount equal to: (1) the per Lot paydown amount shown in the Allocation Approval Certificate, multiplied by: (2) the "shortfall" in the number of Lots for which a paydown has been made. A "shortfall" is the difference between: (1) the actual number of Lots for which a paydown has been paid to Bank as of the curtailment date; and (2) the number of Lots which equals one half (1/2) of the Bank's appraiser's proposed absorption of Lots commencing on the seventh month after the closing of the applicable A&D Allocation to such curtailment date. For example, assume the paydown amount is $10,000 per Lot, and on the 1st day of the 15th month the Borrower has made payment to the Bank of 10 paydowns (totaling $100,000). If the Bank's appraiser's proposed absorption of Lots for such Allocation is 4 Lots per month, the shortfall would equal 6 Lots, as follows: [((1/2) * 4 Lots per month absorption * 8 months of absorption (months 7 through 14, inclusive)) = 16 Lots to be absorbed]—10 Lots actually absorbed = 6 Lot shortfall. Borrower would be responsible to pay to Bank the sum of $10,000 * 6 = $60,000.

    (c)
    For each Residential Unit Allocation, the amount disbursed for each specific Residential Unit within such Allocation shall be due and payable in full on the date which is the earlier to occur of: (i) twelve (12) months from the initial funding of such Residential Unit under such Allocation ("Residential Unit Expiration Date"); or (ii) the Revolving Line Maturity Date (as such Revolving Line Maturity Date may be extended per Sections 1.17(a) and 1.17(b)). Each Residential Unit Expiration Date may be extended for ninety (90) days (but never beyond the Revolving Line Maturity Date) upon notice to Bank of the requested extension at least 30 days before the Residential Unit Expiration Date and payment to Bank on or before the Residential Unit Expiration Date of a pre-payment of the amount disbursed and outstanding for such Residential Unit such that the amount outstanding with respect to such Residential Unit never exceeds the lesser of: (1) 75% of the current appraised retail value of such Residential Unit as determined by Bank in its sole discretion; (2) 75% of the current base sales price of such Residential Unit; or (3) 75% of Bank's internal calculation of such Residential Unit as determined by Bank in its sole discretion. The Bank reserves the right to deduct the amount to be paid by Borrower under this paragraph from any amount then available and that has been approved by Bank for disbursement to Borrower under a pending Draw Request.

    (d)
    For each Model Allocation, the amount disbursed for each specific Model within such Allocation shall be due and payable in full on the date which is the earlier to occur of: (i) thirty-six (36) months from the initial funding of such Model under such Allocation ("Residential Model Expiration Date"); and (ii) the Revolving Line Maturity Date (as such Revolving Line Maturity Date may be extended per Sections 1.17(a) and 1.17(b)).

    (e)
    Each Recreation Facility Allocation shall be due and payable in full on the date which is the earlier of: (i) six (6) months from the closing of such Allocation (the "Recreational Facility Expiration Date"); or (ii) the Revolving Line Maturity Date (as such Revolving Line Maturity Date may be extended per Sections 1.17(a) and 1.17(b)). Each Recreational Facility Expiration Date will be extended automatically up to the date which is the earlier of (i) the date which is twenty-four (24) months from the Recreational Facility Allocation closing or (ii) the Revolving Line Maturity Date, provided that, commencing on the initial Recreational Facility Expiration Date and every three (3) months thereafter, Borrower pays to Bank, as prepayment of such Recreational Facility Allocation, 14.29% of the original amount of such Allocation.

    1.17 Revolving Line Maturity Date; Extension. Notwithstanding any term or provision of this Master Agreement to the contrary, the entire Revolving Line and all Allocations shall be due and payable in full on the Revolving Line Maturity Date, and Bank shall have no obligation to advance any funds or to review requests for any new Allocations from and after the Revolving Line Maturity Date, subject to the following:

    (a)
    At least ninety (90) but not more than one-hundred and twenty (120) days before the Revolving Line Maturity Date, Borrower shall have the right to submit a request in writing to Bank that Bank extend for one (1) year the Revolving Line Maturity Date. Extension of the Revolving Line Maturity Date is in Bank's sole and absolute discretion. It shall be a condition precedent to Bank extending the Revolving Line Maturity Date (if Bank elects to do so) that each of the following conditions be satisfied at the times indicated:

    (i)
    no Event of Default, or event which with the passage of time or the giving of notice or both would constitute an Event of Default, under any of the Loan Documents, shall have occurred on or before the Revolving Line Maturity Date;

    (ii)
    no material adverse change in the Property or in the business or financial condition of Borrower shall have occurred;

    (iii)
    Borrower and such other parties as required by Bank shall have executed and delivered to Bank, on or before the Revolving Line Maturity Date such documents, instruments and endorsements or commitments for endorsements to Bank's title policy(ies) pertaining to the Revolving Line as Bank may reasonably require, to evidence the extension of the Revolving Line Maturity Date and the continuation of the liens and security interests granted by Borrower to secure the Revolving Line, including, but not limited to, if requested by Bank, a restated promissory note; and

    (iv)
    Borrower shall have deposited with Bank prior to the Revolving Line Maturity Date sufficient funds to pay Bank's costs and expenses incurred in connection with providing such extension, such costs and expenses to include charges for title insurance endorsements, filing, recording and escrow charges, legal fees and expenses of Bank's counsel, and any other fees and costs for services, regardless of whether such services are furnished by Bank's employees or agents or independent contractors.

    (b)
    If the Revolving Line Maturity Date is not extended, the Borrower shall be provided the following accommodations, subject to the other terms and provisions of this Master Agreement and the other Loan Documents (including the provisions of Section 1.16 which establish the Zoned Land Expiration Date, the A&D Allocation Expiration Date, the Residential Unit Expiration Date, the Residential Model Expiration Date and the Recreational Facility Expiration Date) which terms and provisions shall continue to apply, and subject to, and only so long as, there is no Event of Default and no material adverse change in the financial condition of Borrower:

    (i)
    The Revolving Line Maturity Date, being the final date by which Borrower is required to repay in full the Revolving Line and all Allocations, shall be extended by twenty-four (24) months (the "accommodation period"), provided that such extension shall not extend the right of Borrower to request new Allocations, and Bank shall have no obligation to disburse Allocation proceeds, except as specifically set forth below in this Section 1.17 (b);

    (ii)
    Borrower shall be entitled to continue to submit draw requests to Bank during the accommodation period for previously approved (closed) A&D Land Allocations for which the applicable Improvements have commenced, to allow Borrower to complete the construction of same.

      (iii)
      Borrower shall be entitled to continue to submit draw requests to Bank during the accommodation period for previously approved (closed) Recreational Facility Allocations for which the construction of the applicable Improvements have commenced, to allow Borrower to complete the construction of same.

      (iv)
      Borrower shall be entitled to continue to submit draw requests to Bank during the accommodation period for previously approved (closed) Residential Unit Allocations for Residential Units that were under construction as of Revolving Line Maturity Date.

      (v)
      Borrower shall be entitled to continue to submit to the Bank for approval new Residential Unit Allocations during the accommodation period for Residential Units that are pre-sold at any time during the period which is eighteen months (18 months) following the Revolving Line Maturity Date. Borrower shall be entitled to submit draw requests to Bank during the accommodation period to complete construction of same (assuming the Residential Unit Allocation was approved by the Bank).

      (vi)
      Notwithstanding anything herein or in any other Loan Documents, at the end of the accommodation period, the Revolving Line and all Allocations shall be due and payable in full.

    1.18 Speculative Units. For each Residential Unit Allocation, Borrower agrees not to have "Speculative Units"(hereafter defined) per Subdivision in excess of the lesser of: (i) fifteen (15) Residential Units per Subdivision; (ii) the Bank's appraiser's projected six (6) month absorption, or (iii) actual six (6) month absorption, commencing with the first six (6) month period which begins four (4) months after commencement of sales from a given Subdivision. Speculative Units shall mean Residential Units which have not been pre-sold under valid sales agreements. Residential Units for which a sales agreement terminates prior to closing shall become a Speculative Unit and be counted under this limitation. Construction and funding of Speculative Units which exceed this limitation due to termination of sale agreements may continue to completion, however, no additional Speculative Units may be started until the total number of unsold starts is reduced below the limit. Residential Units constructed as Models shall not be counted as Speculative Units.

II.  Covenants of the Borrower

    Borrower promises to keep each of the covenants set forth below, unless Bank has waived compliance in writing.

    2.1 Commencement and Completion of Residential Units. Borrower shall commence construction of the Improvements that are the subject of each Allocation within thirty (30) days after the closing of such Allocation and Borrower shall diligently continue such construction to completion, with completion to occur by the date (if any) set forth in the Allocation Approval Certificate, but in any event no later than twelve (12) months after such closing (the "Completion Date"). In addition, all individual Residential Units shall be completed no later than nine (9) months after the initial disbursement for such Residential Unit. Borrower shall not allow occupancy of any Residential Unit prior to the sale and release of the Residential Unit in accordance with the terms of this Master Agreement.

    2.2 Requirements. Borrower shall construct the Improvements in a good and workmanlike manner in accordance with sound building practices as well as the Plans and Specifications, the Subdivision Requirements and the recommendations of any soils report which is satisfactory to Bank. Borrower shall comply with all existing and future Subdivision Requirements and other laws, regulations, orders, building codes, restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Subdivision or the Property, including those pertaining to the construction, sale or financing of the Improvements, and with all recorded covenants and restrictions affecting the Property (all collectively, the "Requirements").

    2.3 Changes.

    (a)
    Borrower agrees to provide Bank upon request with copies of all change orders, together with all additional documents that Bank may require. These documents may include the following: (i) Plans and Specifications indicating the proposed change; (ii) a written description of the proposed change and related working drawings; and (iii) a written estimate of the cost of the proposed change and the time necessary to complete it.

    (b)
    Borrower shall obtain Bank's prior written approval of any change in the Plans and Specifications, or the Map or any other Requirements which:

    (i)
    might adversely affect the value of Bank's security; or

    (ii)
    regardless of cost, is a material change in structure, design, function or exterior appearance; or

    (iii)
    would alter any of the Subdivision Requirements; or

    (iv)
    might delay completion of Improvements beyond the Completion Date.

    (c)
    Borrower shall obtain Bank's prior written approval of all material changes in the scope or general conditions of the Construction Contract, if any, the Architecture or Engineering Contract, or any other contracts for the construction of the Improvements. Borrower shall obtain from the appropriate persons or entities all approvals of any changes in the Map or any plans, specifications, work, materials or contracts that are required by any of the Requirements, or under the terms of any loan commitment or other agreement relating to the Subdivision or the Property.

    (d)
    Bank may take a reasonable time to evaluate any requests for proposed changes, and may require that all other approvals required from other parties be obtained before it reviews any requested change. Bank may approve or disapprove changes in the exercise of its reasonable judgment. Borrower acknowledges that delays may result, and agrees that so long as the delays are not unreasonable in duration, they shall not affect Borrower's obligation to complete the Improvements on or before the Completion Date.

    2.4 Subdivision and Improvement Information and Verification

    (a)
    Within fifteen (15) days after receiving notification from Bank, Borrower shall deliver to Bank any and all of the following information and documents that Bank may request, all in forms acceptable to Bank:

    (i)
    Current Plans and Specifications for the Improvements certified by the Architect or Engineer as being complete and accurate;

    (ii)
    A current, complete and correct list showing the name, address and telephone number of each contractor, subcontractor and material supplier engaged in connection with the construction of the Improvements, and the total dollar amount of each contract and subcontract (including any changes) together with the amounts paid through the date of the list;

    (iii)
    True and correct copies of the most current versions of all executed contracts and subcontracts identified in the list described in clause (ii) above, including any changes;

      (iv)
      Evidence that the Subdivision Requirements have been fully satisfied, including those pertaining to off-site construction and sale of Improvements to the public;

      (v)
      Any update to any item described above, which Borrower may have previously delivered to Bank; and

      (vi)
      As-built Plans and Specifications for the Improvements as actually completed, certified by the Architect or Engineer as being complete and accurate.

    (b)
    Borrower authorizes Bank to contact the Engineer, Architect (if any), Contractor (if any) or any contractor, subcontractor, material supplier, surety or any governmental authority or agency to verify any information disclosed in accordance with this Section 2.4. If the Contractor and Borrower are not the same person or entity, the Construction Contract shall require the Contractor to disclose such information to Bank. Any defaulting engineer, architect, contractor, subcontractor, material supplier or surety shall be promptly replaced, and Borrower shall promptly deliver all required information and documents to Bank regarding each replacement engineer, architect, contractor, subcontractor, material supplier and surety. Bank may disapprove any engineer, architect, contractor, subcontractor, material supplier, surety or other party whom Bank in its reasonable judgment may deem financially or otherwise unqualified; however, the absence of any such disapproval shall not constitute a representation of qualification.

    (c)
    If, based on any Subdivision Requirements or any construction progress schedule or other materials submitted by Borrower, Bank in its reasonable judgment determines that the Improvements will not be completed by the Completion Date, Bank may request Borrower in writing to reschedule the work of construction to permit timely completion. Within fifteen (15) days after receiving such a request from Bank, Borrower shall deliver to Bank a revised construction progress schedule showing completion of the Improvements within the times required by this Master Agreement.

    2.5 Map, Permits, Licenses and Approvals. Borrower shall properly obtain, comply with and keep in effect the Map and all permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy, and operate the Improvements and to market and sell the Residential Units and complete the Subdivision. Borrower shall promptly deliver copies of the Map and all such permits, licenses and approvals to Bank.

    2.6 Purchase of Materials; Conditional Sales Contracts. Borrower shall not purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Land or in any Residential Units or Recreational Facilities under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless Bank in each instance has authorized Borrower to do so in writing.

    2.7 Site Visits; Right to Stop Work.

    (a)
    Bank and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction. For purposes of these site visits, Borrower shall at all times maintain a full set of working drawings at the construction site. Bank shall also have the right to examine, copy and audit the books, records, accounting data and other documents of Borrower and its contractors which relate to the Property or construction of the Subdivision or any Residential Units, and, in connection therewith, Bank may conduct lien waiver audits and sales tax audits. In each instance, Bank shall give Borrower reasonable notice before entering the Property. Bank shall make reasonable efforts to avoid interfering with Borrower's use of the Property when exercising any of the rights granted in this Section 2.7.

    (b)
    If Bank in its reasonable judgment determines that any work or materials fail to conform to the Map, any other Subdivision Requirements, the approved Plans and Specifications or sound building practices, or that they otherwise depart from any of the requirements of this Master Agreement, Bank may require the work to be stopped and withhold disbursements until the matter is corrected. If this occurs, Borrower shall promptly correct the work to Bank's satisfaction, and pending completion of such corrective work shall not allow any other work to proceed. No such action by Bank shall affect Borrower's obligation to complete the Improvements within the times required by this Master Agreement.

    (c)
    Bank is under no duty to visit the construction site, or to supervise or observe construction or to examine any books or records. Any site visit, observation or examination by Bank shall be solely for the purpose of protecting Bank's rights and interests. No site visit, observation or examination by Bank shall impose any liability on Bank or result in a waiver of any default of Borrower. In no event shall any site visit, observation or examination by Bank be a representation that there has been or shall be compliance with the Plans and Specifications, that the construction is free from defective materials or workmanship, or that the construction complies with the Requirements or any other applicable governmental law. Neither Borrower nor any other party is entitled to rely on any site visit, observation or examination by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any negligent or defective design or construction of the Subdivision or any Improvements, or any other adverse condition affecting the Property.

    2.8 Protection Against Lien Claims. Borrower shall promptly pay or otherwise discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Subdivision or any Improvements. Borrower shall have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to Bank or delay in completing the Improvements or the Subdivision. Upon Bank's request, Borrower shall promptly provide a bond, cash deposit or other security which Bank in the exercise of its reasonable judgment determines to be satisfactory.

    2.9 Signs and Publicity. Bank shall have the right to post signs on the Property (in a location mutually agreeable to Bank and Borrower) identifying itself as the construction lender for the Subdivision or the Land, as applicable, and may refer to the Subdivision in its own promotional and advertising materials. Borrower shall not post signs, or otherwise identify Bank as the construction lender, and shall not refer to Bank in any marketing materials or presentations, except with Bank's prior written consent in each instance.

    2.10  Insurance.

    (a)
    Borrower shall provide, maintain and keep in force at all times during any period of construction the builder's "all risk" insurance required under Section 1.2 above. Also at all such times, Borrower shall provide, maintain and keep in force any and all additional insurance that Bank in its reasonable judgment may from time to time require, including, without limitation, worker's compensation, commercial general liability and flood insurance as required by federal law. At Bank's request, Borrower shall supply Bank with an original or certified copy of any policy.

    (b)
    All policies of insurance required under the Loan Documents shall be issued by companies approved by Bank having a minimum A.M. Best's rating of A:IX. The limits, coverage, forms, deductibles, inception and maturity dates and cancellation provisions of all such policies shall be acceptable to Bank. In addition, each required property insurance policy shall contain a Lender's Loss Payable Form (Form 438 BFU or equivalent) in favor of Bank, and shall provide that all proceeds be payable to Bank to the extent of its interest. An approval by Bank is not, and shall not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.

    (c)
    Each policy of insurance required under the Loan Documents shall provide that it may not be modified or cancelled without at least thirty (30) days' prior written notice to Bank. When any required insurance policy expires, Borrower shall furnish Bank with proof acceptable to Bank that the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the policy which expired. Borrower shall also furnish Bank with evidence satisfactory to Bank that all premiums for such policy have been paid within thirty (30) days of renewal or issuance. If Bank fails to receive such proof and evidence, Bank shall have the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it. Borrower shall repay Bank immediately on demand for any advance for such premiums, which shall be considered to be an additional loan to Borrower bearing interest at the Default Rate, as defined in the Note, and secured by the Deed of Trust and any other collateral held by Bank in connection with the Revolving Line.

    2.11  Cooperation. Borrower shall cooperate at all times with Bank in bringing about the timely completion of each element of the Improvements and the Subdivision, and Borrower shall resolve all disputes arising during the work of construction in a manner which shall allow work to proceed expeditiously.

    2.12  Maximum Allocation-to-Value Ratio. Borrower agrees that each Allocation shall at no time exceed the following (collectively, the "Maximum Allocation-to-Value Ratio"):

    (a)
    For Zoned Land, the lesser of: (i) fifty percent (50%) of the "as is" appraised value; or (ii) fifty percent (50%) of the purchase price for such Land, provided, however that for Zoned Land purchased more than three (3) years prior to the Allocation closing (or for Zoned Land that was under option to purchase by Borrower more than three (3) years prior to the Allocation closing, but was purchased by Borrower less than three (3) years prior), or for Zoned Land rezoned after its purchase, subsection (ii) above shall not apply and the Maximum Allocation-to-Value Ratio shall be based solely on the "as is" appraised value.

    (b)
    For A&D Land, the lesser of: (i) sixty-five percent (65%) of the "prospective market value at completion of lot development" appraised value; or (ii) seventy-five percent

      (75%) of the acquisition cost for such Land and the costs as approved by Bank of the applicable Improvements.

    (c)
    For each Residential Unit under a Residential Unit Allocation, the ratio of the Total Allocation Per Plan to the sum of the retail appraised value for the Lot and associated Residential Unit to be constructed thereon shall not exceed eighty percent (80%). For Residential Unit Allocations, the Cost Breakdown shall show the cost category of a given floor plan for a home to be constructed; advances under the Residential Unit Allocation for construction of individual homes are limited to the total amount shown by plan in the appropriate cost category (the "Total Allocation Per Plan"). Attached hereto as Exhibit E is a sample Cost Breakdown for a Residential Unit showing a Total Allocation Per Plan.

    (d)
    For each Model Unit, under a Model Unit Allocation, the ratio of the Total Allocation Per Plan to the sum of the retail appraised value for the Lot and associated Model to be constructed thereon shall not exceed eighty percent (80%). For Model Unit Allocations, the Cost Breakdown shall show the cost category of a given floor plan for a home to be constructed; advances under the Model Unit Allocation for construction of individual homes are limited to the total amount shown by plan in the appropriate cost category.

    (e)
    For each Recreational Facility Allocation, the ratio of the Recreational Facility Allocation amount to the sum of the retail appraised value for the Improvements associated with such Recreational Facility Allocation shall not exceed seventy-five percent (75%). In addition, for each Recreational Facility Allocation, the ratio of the Recreational Facility Allocation amount to the cost to construct such Improvements associated with such Recreational Facility Allocation shall not exceed seventy-five percent (75%).

    For purposes of this Section 2.12, Bank shall determine the appraised values using methodologies which: (a) conforms to then-current regulatory requirements, (b) is considered by Bank to be reasonable and appropriate under the circumstances, and (c) takes into account current market conditions and a reasonable absorption period, all as determined by Bank. If Bank at any time should determine that any Maximum Allocation-to-Value Ratio has been exceeded, Bank may make written demand on Borrower to repay principal of an Allocation or Allocations in an amount sufficient in Bank's reasonable judgment to cause the Maximum Allocation-to-Value Ratio to be met. Borrower shall make any such payment of principal within fifteen (15) days after Bank's demand.

    2.13  Payment of Expenses. Borrower shall pay Bank's costs and expenses incurred in connection with the making, disbursement and administration of the Revolving Line, as well as any revisions, extensions, renewals or "workouts" of the Revolving Line, and in the exercise of any of Bank's rights or remedies under this Master Agreement and the Loan Documents, except to the extent prohibited by law. Such costs and expenses include charges for title insurance (including endorsements), filing, recording and escrow charges, fees for appraisal, architectural and engineering review, construction services and environmental services, mortgage taxes, legal fees and expenses of Bank's counsel and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank's employees or agents or independent contractors. Borrower acknowledges that amounts payable under this Section 2.13 are not included in any fees for any Allocation or the Revolving Line.

    2.14  Financial Information. Borrower shall keep true and correct financial books and records, using generally accepted accounting principles consistently applied, or such other accounting principles as Bank in its reasonable judgment may find acceptable from time to time. Borrower shall provide to Bank the following financial information:

    (a)
    within one hundred twenty (120) days after the end of each of Borrower's fiscal years, Borrower shall deliver (1) audited, unqualified financial statements to Bank together with a statement showing all changes in the financial condition of Borrower which occurred during the preceding fiscal year; and (2) a work-in-progress report and land inventory report in the form attached hereto as Exhibit H (collectively "WIP report")

    (b)
    within forty-five (45) days after the end of each of Borrower's fiscal quarters, Borrower shall deliver (1) financial statements to Bank together with a statement showing all changes in the financial condition of Borrower which occurred during the preceding fiscal quarter, which statements may be prepared by Borrower, and (2) a WIP report;

    (c)
    within one hundred twenty (120) days after the end of each of Borrower's fiscal years, and forty-five (45) days after the end of each of Borrower's fiscal quarters, Borrower shall deliver to Bank a covenant compliance certificate in form attached hereto as Exhibit I, certificated by Borrower's chief financial officer, certifying that Borrower is in compliance with the terms, provisions, covenants and conditions of the Loan Documents, including but not limited to the covenants 2.22, 2.23, 2.24, 2.25, and 2.26 in this Article II, along with a written acknowledgment to Bank from Zenith, signed by its President or Chief Financial Officer, confirming the subordination to Bank of the Zenith Subordinated Debt as identified in Section 2.23, and the minimum ownership required by Section 2.26;

    (d)
    within one hundred twenty (120) days after the end of each of Zenith's fiscal years, Borrower shall deliver audited, unqualified financial statements to Bank together with a statement showing all changes in the financial condition of Zenith which occurred during the preceding fiscal year;

    (e)
    within thirty (30) days of filing, a copy of Zenith's 10Q;

    (f)
    within fifteen (15) days after the end of each of month, the reports as defined in Section 3.4 below; and

    (g)
    Borrower shall promptly provide Bank with any additional audited financial information that Borrower may obtain and such other information as Bank may reasonably request concerning the Borrower's and Zenith's affairs and properties.

    2.15  Notices. Borrower shall promptly notify Bank in writing of:

    (a)
    Any litigation claiming damages or which could result in damages of $50,000.00 or more affecting Borrower;

    (b)
    Any communication, whether written or oral, that Borrower may receive from any governmental, judicial or legal authority, giving notice of any claim or assertion that the Land, Subdivision or any Improvements fail in any respect to comply with any of the Requirements or any other applicable governmental law;

    (c)
    Any material adverse change in the physical condition of the Property (including any damage suffered as a result of earthquakes or floods) or Borrower's financial condition or operations; and

    (d)
    Any default by the Contractor or any subcontractor, material supplier or surety, or any material adverse change in the financial condition or operations of any of them.

    2.16  Keeping Zenith Informed. Borrower shall keep Zenith informed of Borrower's financial condition and business operations, the condition and all uses of the Property, including all changes in condition or use, and any and all other circumstances which may affect Borrower's ability to pay or perform its obligations under the Loan Documents. In addition, Borrower shall deliver to Zenith all of the financial information described in Section 2.14 within the times given in that Section.

    2.17  Performance of Acts. Upon request by Bank, Borrower shall perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

    2.18  Negative Covenants

    Without Bank's prior written consent, Borrower shall not:

    (a)
    engage in any business activities substantially different from Borrower's present business;

    (b)
    liquidate or dissolve Borrower's business;

    (c)
    lease or dispose of all or a substantial part of Borrower's business or Borrower's assets;

    (d)
    allow liens or security interests in or on the Property;

    (e)
    acquire or purchase any business or substantially all of the assets of any business; or

    (f)
    enter into any consolidation, merger, pool, joint venture, syndicate or other combination.

    2.19  Transfer of Assets. Borrower shall not transfer any of its properties or assets to a trust or other entity.

    2.20  Appraisal Updates. Each appraisal shall be updated, at the sole cost and expense of Borrower, as Bank may reasonably require. Based on such revised appraisals and any other information provided to Bank, Bank shall be entitled to revise the Allocation amount applicable to any Allocation or remargin the Allocation based on the Maximum Allocation-to-Value Ratio.

    2.21  Assignment. As additional security for the indebtedness and obligations of Borrower under the Loan Documents, Borrower hereby transfers and assigns to Bank, and grants a first priority security interest in favor of Bank in, under, and to all of the following described property:

    (a)
    All personal property now or hereafter owned by Borrower, and now or at any time hereafter located on or used in connection with the Property and improvements, including, but not limited to, all construction materials, fees, income, issues, profits, earnings, receipts, royalties, accounts, receivables, contract rights, instruments, general intangibles, insurance proceeds, condemnation awards, claims, rights in action, together with all proceeds thereof; and

    (b)
    All written agreements that have been or will be entered into by Borrower relating to the Property and Improvements, including, without limitation, all construction contracts, architect's agreements, plans and specifications, drawings, licenses, permits, licenses, franchises, authorizations, approvals, and any other documents, instruments and agreements relating to the construction of the improvements or required for the use of the Property, and upon the occurrence of an Event of Default, Borrower hereby irrevocably constitutes and appoints Bank as its attorney-in-fact, with full power of substitution to enforce Borrower's rights with respect to any such agreements.

    2.22  Maximum Allocation Amounts; Sublimits. The Revolving Line and Allocations are subject to the following maximum limits (the "Maximum Allocation Limits"):

    (a)
    The total amount committed for all Zoned Land Allocations shall at no time exceed Five Million Dollars ($5,000,000.00);

    (b)
    The total amount committed for all Recreational Facility Allocations shall at no time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00);

    (c)
    The total amount committed for all Zoned Land Allocations, A&D Allocations, and Recreational Facility Allocations, combined, shall at no time exceed Twenty Million Dollars ($20,000,000.00); and

    (d)
    The total amount committed for all Allocations combined, shall at no time exceed Fifty Million Dollars ($50,000,000.00).

      For purposes of this Section 2.22, committed means: (1) for Zoned Land Allocations, A&D Allocations and Recreational Facility Allocations, the total amount outstanding and the total amount undisbursed for such Allocations; and (2) for Residential Unit Allocations and Model Allocations, the total amount outstanding and the total amount undisbursed only for those Residential Units and Models within such Allocations for which the Bank has made a disbursement.

      Whenever any of the foregoing Maximum Allocation Limits is exceeded, Bank may make written demand on Borrower to repay such Allocations in an amount sufficient to cause the Maximum Allocation Limits to be satisfied. Borrower shall deposit all funds required within ten (10) days of Bank's demand.

    2.23  Leverage Ratio: Borrower covenants that the ratio of: (A) Total Adjusted Liabilities to (B) Total Adjusted Net Worth shall not exceed 3.0 to 1. Total Adjusted Liabilities shall mean total liabilities less debt of the Borrower owed to Zenith which debt has been subordinated to this Revolving Line by an instrument in writing acceptable to the Bank (herein "Zenith Subordinated Debt"). Total Adjusted Net Worth shall mean the Borrower's net worth plus Zenith Subordinated Debt. "Net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles), less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. In the event this ratio is not satisfied, Borrower shall cause Zenith, within fifteen (15) days, to subordinate additional debt owed to it by Borrower such that this ratio is satisfied. Attached hereto as Exhibit G is a formula which may be used to determine the amount of debt owed by Borrower to Zenith that needs to be subordinated to satisfy this ratio. As long as no Event of Default has occurred, Borrower may make payments of principal and interest when due on Subordinated Debt.

    2.24  EBITDA: Borrower covenants that the ratio (A) of EBITDA plus annual CEO compensation for the prior four quarters to (B) actual interest paid on all debt of Borrower shall be a minimum of 1.50:1. "EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

    2.25  Adjusted Working Capital: Borrower covenants that current assets minus current liabilities plus any debt outstanding under any loans provided by Zenith to Borrower shall be no less than Ten Million Dollars ($10,000,000.00). "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

    2.26  Zenith Minimum Ownership: Borrower covenants that Zenith shall own at least 75% of Borrower's outstanding capital stock.

III. Sales of Property.

    3.1 Sales Agreements. Each Residential Unit shall be sold under a written agreement (the "Sales Agreement") conforming to all Subdivision Requirements, including those requiring disclosures to prospective and actual buyers. Each Sales Agreement shall require full payment in cash to Borrower at closing. No Residential Unit may be leased, sold or conveyed under any lease, conditional sales contract or other arrangement where Borrower retains a deferred portion of the purchase price or any residual or contingent interest in the Unit, including any purchase money security interest, without the express prior written consent of Bank in each instance. Borrower shall submit its pro forma Sales Agreement to Bank for approval, and shall not materially deviate from the approved form without Bank's prior written consent.

    3.2 Residential Unit Sales. For purposes of this Master Agreement, a sale of a Residential Unit (a "Pre-Sold Unit") is considered to occur only if (a) a Sales Agreement is executed which meets the requirements of the Bank (including producing net sales proceeds of at least any minimum release price), (b) the buyer is financially capable of performing the agreement as determined by Borrower in accordance with its internal pre-qualification requirements, and (c) Borrower receives a cash deposit in the amount of at least $500.00. For purposes, however, of Section 3.6, a sale is considered to close only when title to the Residential Unit passes to the buyer and Borrower receives full payment in cash of all net proceeds of the sale.

    3.3 Sales Operations and Seller's Obligations. Borrower shall at all times maintain adequate marketing capability, and shall perform all obligations required to be performed by it under each Sales Agreement. In the event the net sales proceeds from any sale are insufficient to pay Bank the minimum release price for the Unit, Borrower shall fund the shortfall from its own funds.

    3.4 Delivery of Sales Information and Documents. Within fifteen(15) days after the end of each month, Borrower shall deliver to Bank a sales report showing all currently pending sales (separated into new sales entered into during the month being reported on and previous sales contracted for in preceding months), all closings which took place during the month being reported on, and all sales previously reported that for any reason will not close in all Subdivisions in which Borrower is involved together with a lot inventory report for all Subdivisions. Borrower shall also promptly deliver to Bank such other sales information and documents as Bank from time to time may request, including operating statements, any one or more Sales Agreements, information regarding prospective buyers (to the extent not prohibited by law), and notice of or information regarding any claimed breach or disavowal of buyer's or seller's obligations under any one or more Sales Agreements.

    3.5 Borrower's Acknowledgment Regarding Buyer Financing. Borrower acknowledges that Bank has not in any manner, by this Master Agreement, or otherwise, committed to provide any financing to or for the buyers of any Residential Units.

    3.6 Reconveyances. At Borrower's request, Bank shall issue a partial release of Zoned Land, A&D Land (or Lots), a Residential Unit, a Model, or a Recreational Facility encumbered by the Deed of Trust, so long as all of the following conditions are satisfied at the time of, and with respect to, such partial release:

    (i)
    No Event of Default has occurred and is continuing, and no event has occurred that with notice or the passage of time could become an Event of Default;

    (ii)
    The Allocation(s) pertaining to the Land requested to be released is "in balance";

    (iii)
    Bank has been paid, in immediately available funds, the costs of preparing and delivering the partial release and any other sums then due and payable under the Loan Documents;

    (iv)
    Bank has been paid, in immediately available funds, a release price for the Land to be released, to be applied to reduce the outstanding principal balance of the applicable Allocation, which release price shall equal the outstanding principal balance of the

      Allocation attributable to such Zoned Land, A&D Land (or Lots), Residential Unit, Model, or Recreational Facility to be released; PROVIDED, HOWEVER:

      (A)
      so long as (1) the Revolving Line has "Sufficient Work In Place," and (2) the Revolving Line Maturity Date has not occurred, Bank shall release Residential Units from the lien of the Deed of Trust without payment from Borrower; and

      (B)
      (1) at any time the Revolving Line has "Insufficient Work In Place", or (2) at all times after the Revolving Line Maturity Date (notwithstanding the accommodation period of Section 1.17(b)), Bank reserves the right to collect a release price upon the release of any Residential Unit in the amount equal to the greater of (Y) the net proceeds received by Borrower from the sale of such Residential Unit, or (z) the outstanding principal balance of the Allocation attributable to such Residential Unit. In the event Bank has the right to collect a release price, Bank may collect same (at its option) by reducing the amount of such release price from any disbursement to be made to Borrower.

    (v)
    All escrow, closing and recording costs, as well as the cost of any title insurance endorsement required by Bank, have been paid at no expense to Bank.

    (vi)
    For Residential Unit or Models (subject to Section 3.7 below), same is subject to a sale to a third party,

    (vii)
    For Zoned Land and A&D Land, Borrower no longer desires to have such Land part of an approved Allocation or improved with Improvements and such Land is not necessary for the ownership and/or development of any other Land or Improvements; and

    (viii)
    For Recreational Facilities, Section 3.8 below is satisfied.

    Bank shall have no obligation to release any Property from a Deed of Trust, or to deposit any instrument or notice in any escrow for any such release, unless Borrower has up to that time fully performed all of its obligations under this Master Agreement and all Loan Documents. If Bank accepts any payment or issues any partial release, that shall not affect Borrower's obligation to repay all amounts which are owing under the Loan Documents. If Bank does not require satisfaction of all of the conditions described above before releasing any Property, that alone shall not be a waiver of such conditions, and Bank reserves the right to require their satisfaction in full before releasing any further Property from the Deed of Trust.

    3.7 Sales of Models. All Models shall be used solely as a sales office and model display (including landscaping and walkways) and for parking, all in connection with the marketing and sale of Residential Units. Borrower shall maintain the interiors and exteriors of all Models in good condition, repair and order, except for ordinary wear and tear. Notwithstanding Section 3.6 or any other provision of this Master Agreement, Bank shall not be required to release any Models from the Deed of Trust unless all Allocations relating to the Subdivision to which the Models pertain have been paid in full and Borrower no longer has the right to borrow under the Revolving Line for such Allocations, or Borrower has provided at Borrower's expense, and Bank has accepted, substitute models which Bank in its sole judgment considers to be comparable and suitable for the purposes and uses described above. However, Borrower may sell Models in a sale-lease back transaction and in such event Bank will release the Models from the lien of the Deed of Trust provided that all terms and provision of the Loan Documents relating to the release of property are complied with by Borrower and provided further that: (i) Borrower shall be the lessee of such Models pursuant to a lease agreement in form and content satisfactory to Bank in its sole discretion and with a term expiring no sooner than 90 days after the Revolving Line Maturity Date (as such maturity date may be extended pursuant to Section 1.17(a) above); and (ii) Bank shall be assigned Borrower's leasehold interest in such lease, consented to by the lessor and Borrower, all in form acceptable to Bank in its sole discretion.

    3.8 Recreational Facilities. Notwithstanding Section 3.6, Bank shall not be required to release any Recreational Facilities from the Deed of Trust unless in connection with such release, Bank is provided evidence to its satisfaction that such Recreational Facilities are being conveyed, lien-free, to a homeowner's association that has been created for the benefit of Residential Unit homeowners.

IV.  Representations and Warranties. Borrower promises that each representation and warranty set forth below is true, accurate and correct as of the date of this Master Agreement. Each Draw Request shall be deemed to be a reaffirmation of each and every representation and warranty made by Borrower in this Master Agreement.

    4.1 Authority. Borrower has complied with any and all laws and regulations concerning its organization, existence and the transaction of its business. Borrower has the right and power to own the Property and to develop the Land, Subdivision and Improvements as contemplated in the Loan Documents.

    4.2 Compliance. Borrower is familiar and has complied with all of the Requirements, as well as all other applicable laws, regulations and ordinances. Borrower has properly obtained all permits, licenses and approvals necessary to construct, subdivide, occupy, operate, market and sell the Land, Subdivision and Improvements in accordance with all Requirements, including those pertaining to zoning, and Borrower has delivered true and correct copies of them to Bank.

    4.3 Enforceability. Borrower is authorized to execute, deliver and perform under the Loan Documents. Those documents are valid and binding obligations of Borrower.

    4.4 No Violation. Borrower is not in violation of any law, regulation or ordinance, or any order of any court or governmental entity. No provision or obligation of Borrower contained in any of the Loan Documents violates any of the Requirements, any other applicable law, regulation or ordinance, or any order or ruling of any court or governmental entity. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement binding or regulating the Subdivision or the Property.

    4.5 No Claims. There are no claims, actions, proceedings or investigations pending against Borrower, or affecting the Subdivision or the Property, except for those previously disclosed by Borrower to Bank in writing. To the best of Borrower's knowledge, there has been no threat of any such claim, action, proceeding or investigation, except for those previously disclosed by Borrower to Bank in writing.

    4.6 Financial Information. All financial information which has been and will be delivered to Bank, including all information relating to the financial condition of Borrower or any of its shareholders, partners, joint venturers or members, Zenith, the Subdivision or the Property, fairly and accurately represents the financial condition being reported on. All such information was prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted. There has been no material adverse change in any financial condition reported at any time to Bank.

    4.7 Accuracy. All reports, documents, instruments, information and forms of evidence which have been delivered to Bank concerning this Master Agreement or any Allocation or required by the Loan Documents are accurate, correct and sufficiently complete to give Bank true and accurate knowledge of their subject matter. None of them contains any misrepresentation or omission.

    4.8 "In Balance"; Adequacy of Allocations. The Allocations are "in balance" and the undisbursed Allocation funds are sufficient to construct the Improvements and to accomplish the purposes contemplated by the Loan Documents.   The Allocation is "in balance" as long as the amount of the undisbursed Allocation funds for any Allocation, plus any sums provided or to be provided by Borrower as shown in the applicable Cost Breakdown most recently approved by Bank, are sufficient in the sole judgment of Bank to pay, through completion of the Improvements and maturity of such Allocation, all of the following sums: (i) all costs of construction, marketing, ownership, maintenance and sale of the Improvements pertaining to such Allocations; and (ii) all interest and other sums which may accrue or be payable under the Loan Documents. The Allocation is "out of balance" if and when Bank in its sole judgment determines that there are insufficient funds (including all undisbursed Allocation funds and any sums provided and to be provided by Borrower) to pay for all such costs and sums payable under the Loan Documents. Whenever the Allocation becomes "out of balance", Bank may make written demand on Borrower to deposit Borrower's own funds into an account maintained by Bank (the "Borrower's Funds Account") in an amount sufficient in Bank's sole judgment to cause the Allocation to be "in balance." Borrower shall deposit all funds required within ten (10) days of Bank's demand. If required by Bank, Borrower shall also submit, for Bank's approval, a revised Cost Breakdown within fifteen (15) days after any such demand.

    4.9 Taxes. Borrower has filed all required state, federal and local income tax returns and has paid all taxes which are due and payable. Borrower knows of no basis for any additional assessment of taxes.

    4.10  Utilities. All utility services, including gas, water, sewage, electrical and telephone, which are necessary to develop and subdivide the Land, and to sell and occupy the Residential Units, are available at or within the boundaries of the Land. In the alternative, Borrower has taken all steps necessary to assure that all utility services will be available upon completion of each individual Unit.

    4.11  Borrower Not a "Foreign Person". Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

    4.12  Disclosure to Zenith. Before Borrower became obligated in connection with this Master Agreement, Borrower made full disclosure to Zenith regarding (a) Borrower's financial condition and business operations, (b) the present and former condition, uses and ownership of the Property, and (c) all other circumstances bearing upon Borrower's ability to pay and perform its obligations under the Loan Documents.

V.  Default and Remedies

    5.1 Events of Default. Borrower will be in default under this Master Agreement upon the occurrence of any one or more of the following events ("Events of Default"):

    (a)
    Borrower fails to make any payment of principal or interest under the Note when due and such failure continues after the applicable grace period and notice period, if any, specified in the relevant documents; or

    (b)
    Borrower fails to deposit any funds demanded by Bank under this Master Agreement or any Loan Document within fifteen (15) days after Bank's demand; or

    (c)
    Borrower fails to comply with any other covenant contained in this Master Agreement or any Loan Document which calls for the payment of money, and does not cure that failure within fifteen (15) days after written notice from Bank; or

    (d)
    Borrower or Zenith becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"); or

    (e)
    Borrower dissolves or liquidates, or any of these events happens to Borrower's majority shareholder; or

    (f)
    Borrower's chief executive or president dies or ceases for any reason to act in that capacity (unless such party is replaced within 60 days with a person acceptable to Bank in its reasonable discretion); or

    (g)
    An Accelerating Transfer (as defined in the Deed of Trust) occurs; or

    (h)
    Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

    (i)
    Construction of any Improvements is abandoned, or any element of the Improvements is not completed by the Completion Date; or

    (j)
    Construction of any Improvements is halted prior to completion for any period of fifteen (15) consecutive days for any cause which is not beyond the reasonable control of Borrower or any of its contractors or subcontractors; or

    (k)
    Any governmental, judicial or legal authority having jurisdiction over the Property or the Subdivision orders or requires that construction be stopped in whole or in part, or orders or requires that sales of Residential Units be suspended or halted, or any required approval, license or permit is withdrawn or suspended, and the order, requirement, withdrawal or suspension remains in effect either (i) for a period of thirty (30) consecutive days ("Initial Cure Period"), or (ii) for a total period of ninety (90) days, so long as Borrower begins within the Initial Cure Period and diligently continues to take steps to remove the effect of the order, requirement, withdrawal or suspension, and Bank, exercising reasonable judgment, determines that Borrower is reasonably likely to prevail; or

    (l)
    Borrower is in default under the Architecture or Engineering Contract, any other contract for the construction of the Residential Units, either (i) for an Initial Cure Period of thirty (30) consecutive days, or (ii) for a total period of ninety (90) days, so long as Borrower begins within the Initial Cure Period and diligently continues to cure the default, and Bank, exercising reasonable judgment, determines that the cure cannot reasonably be completed at or before expiration of the Initial Cure Period; or

    (m)
    Any surety obligated for any Improvements required under the Subdivision Requirements is called upon to perform its obligations; or

    (n)
    An event of default occurs under any of the Loan Documents and such default continues after the applicable grace period and notice period, if any, specified in the relevant documents; or

    (o)
    Bank fails to have an enforceable first lien on or security interest in any property given as security for this Loan and the Allocations; or

    (p)
    A lawsuit or suits are filed against Borrower or a judgment or judgments are entered against Borrower or any government authority takes action that materially adversely affects Borrower's intended use of the Property or Borrower's ability to repay the Loan; or

    (q)
    Borrower or any entity affiliated with Borrower fails to perform any material obligation under any other material agreement Borrower has with Bank or any affiliate of Bank and such failure continues after the applicable grace and notice period, if any, specified in the relevant documents. For the purposes of this section, "affiliated with" means in control of, controlled by or under common control with; or

    (r)
    Borrower or any entity affiliated with Borrower (i) fails to make any payment in connection with any credit facility having an aggregate principal amount (including undrawn, committed or available amounts and including amounts owed to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due and such failure continues after the applicable grace and notice period, if any, specified in the relevant documents or (ii) fails to perform or observe any other material covenants under such other credit facility and such failure continues after the applicable grace and notice period, if any, specified in the relevant documents if the effect is that such other creditor accelerates repayment of the obligation. For the purposes of this section, "affiliated with" means in control of, controlled by or under common control with; or

    (s)
    There is a material adverse change in Borrower's or Zenith's financial condition, or event or condition that materially impairs Borrower's intended use of the Property or Borrower's ability to repay the Loan.

    5.2 Remedies

    (a)
    If an Event of Default occurs under this Master Agreement, Bank may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Bank's rights and remedies shall be cumulative. If any Event of Default occurs, Bank's obligation to approve Allocations or lend under the Loan Documents shall automatically terminate, and Bank in its sole discretion may withhold any one or more disbursements. Bank may also withhold its approval of Allocations and/or withhold any one or more disbursements after an event occurs that with notice or the passage of time could become an Event of Default. No disbursement of funds by Bank shall cure any default of Borrower, unless Bank agrees otherwise in writing in each instance.

    (b)
    If Borrower becomes the subject of any Insolvency Proceeding, all of Borrower's obligations under the Loan Documents shall automatically become immediately due and payable upon the filing of the petition commencing such proceeding, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. Upon the occurrence of any other Event of Default, all of Borrower's obligations under the Loan Documents may become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank's option, exercisable in its sole discretion. If such acceleration occurs, Bank may apply the undisbursed Allocation funds or any other Revolving Line funds, and any sums in the Borrower's Funds Account to the obligations of Borrower under the Loan Documents, in any order and proportions that Bank in its sole discretion may choose.

    (c)
    Also upon any Event of Default, Bank shall have the right in its sole discretion to enter and take possession of the Property, whether in person, by agent or by court-appointed receiver, and to take any and all actions which Bank in its sole discretion may consider necessary to file the Map of record and/or complete construction of the Subdivision and Improvements, including making changes in plans, specifications, work or materials and entering into, modifying or terminating any contractual arrangements, all subject to Bank's right at any time to discontinue any work without liability. If Bank chooses to complete the Subdivision and Improvements, it shall not assume any liability to Borrower or any other person for completing the Subdivision or Improvements, or for the manner or quality of construction of the Subdivision or Improvements, and Borrower expressly waives any such liability. If Bank exercises any of the rights or remedies provided in this clause (c), that exercise shall not make Bank, or cause Bank to be deemed to be, a partner or joint venturer of Borrower. Bank in its sole discretion may choose to complete construction in its own name. All sums which are expended by Bank in completing construction shall be considered to have been disbursed to Borrower and shall be secured by the Deed of Trust and any other collateral held by Bank in connection with the Loan; any sums of principal shall be considered to be an additional disbursement hereunder to Borrower bearing interest at the Default Rate, as defined in the Note, and shall be secured by the Deed of Trust and any other collateral held by Bank in connection with the Loan. For these purposes Bank, in its sole discretion, may reallocate any line item or cost category of any Cost Breakdown.

VI.  Reference and Arbitration

    6.1 Mandatory Arbitration. Unless expressly prohibited by law, any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Master Agreement or the Loan Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Judicial Arbitration and Mediation Services, Inc. and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Master Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Master Agreement applies in any court having jurisdiction over such action.

    (a)
    Special Rules. The arbitration shall be conducted in Las Vegas, Nevada and administered by Judicial Arbitration and Mediation Services, Inc. who will appoint an arbitrator; if Judicial Arbitration and Mediation Services, Inc. is unable or legally precluded from administering the arbitration, then the arbitration proceeding shall be conducted under the Commercial Rules of the American Arbitration Association. All arbitration hearings will be commenced within sixty (60) calendar days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) calendar days.

    (b)
    Reservations of Rights. Nothing in this Master Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Master Agreement; or (ii) be a waiver by Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of Bank (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver by ex parte application. Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Master Agreement. At Bank's option, foreclosure under a deed of trust may be accomplished by any of the following: the exercise of a power of sale under the deed of trust, or by judicial sale under the deed of trust or mortgage, or by judicial foreclosure. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies. No provision in the Loan Documents regarding the waiver of a jury trial, or submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any controversy or claim.

VII. Miscellaneous Provisions

    7.1 No Waiver; Consents. Each waiver by Bank must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from Bank's delay in exercising or failure to exercise any right or remedy against Borrower or any security. Consent by Bank to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Bank's consent to be obtained in any future or other instance. All rights and remedies of Bank are cumulative.

    7.2 Purpose and Effect of Bank Approval. Bank's approval of any matter in connection with the Loan shall be for the sole purpose of protecting Bank's security and rights. No such approval shall result in a waiver of any default of Borrower. In no event shall Bank's approval be a representation of any kind with regard to the matter being approved.

    7.3 No Commitment to Increase Loan. From time to time, Bank may approve changes to the Plans and Specifications at Borrower's request, and may also require Borrower to make corrections to the work of construction, all on and subject to the terms and conditions of this Master Agreement. Borrower acknowledges that no such action or other action by Bank shall in any manner commit or obligate Bank to increase the amount of the Loan or any Allocation.

    7.4 No Third Parties Benefited. This Master Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their permitted successors and assigns. No trust fund is created by this Master Agreement and no other persons or entities shall have any right of action under this Master Agreement, or any right to the Loan funds.

    7.5 Joint and Several Liability. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to Bank for the faithful performance of this Master Agreement.

    7.6 Notices. All notices given under this Master Agreement or any Loan Document shall be in writing and shall be given by personal delivery, overnight receipted courier (such as FedEx), or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notice may be changed by either party by notice to the other party in accordance with this Section 7.6. Service of any notice on any one Borrower shall be effective service on Borrower for all purposes.

    7.7 Authority to File Notices. Borrower irrevocably appoints Bank as its attorney-in-fact, with full power of substitution, to file for record, at Borrower's cost and expense and in Borrower's name, any notices of completion, or any other notices that Bank in its sole discretion may consider necessary or desirable to protect its security, if Borrower fails to do so. The appointment granted in this Section 7.7 shall be deemed to be a power coupled with an interest.

    7.8 Actions. Bank shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its security or its rights, duties or liabilities relating to the Loan, the Property, or any of the Loan Documents. Borrower shall pay promptly on demand all of Bank's reasonable out-of-pocket costs, expenses, and legal fees and expenses of Bank's counsel incurred in those actions or proceedings.

    7.9 Attorneys' Fees. If any lawsuit or arbitration is commenced which arises out of or relates to this Master Agreement, the Loan Documents or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court (but not the jury) or arbitrator may adjudge to be reasonable attorneys' fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any Insolvency

Proceeding, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Bank's rights or interests. From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.

    7.10   In-House Counsel Fees. Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

    7.11  Applicable Law. This Master Agreement and each Loan Document are governed by the laws of the State of Nevada, without regard to the choice of law rules of that State.

    7.12  Heirs, Successors and Assigns; Participations. The terms of this Master Agreement and each Loan Document shall bind and benefit the heirs, personal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Master Agreement or any Loan Document, or any Loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance. Bank in its sole discretion may sell or assign participations or other interests in all or part of the Loan on the terms and subject to the conditions of the Loan Documents, all without notice to or the consent of Borrower. Also without notice to or the consent of Borrower, Bank may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank, and to any actual or prospective purchaser or assignee of any participation or other interest in the Loan or any other loans made by Bank to Borrower (whether under this Master Agreement or otherwise), any financial or other information, data or material in Bank's possession relating to Borrower, the Loan, the Subdivision, the Improvements or the Property.

    7.13  Relationships With Other Bank Customers. From time to time, Bank may have business relationships with Borrower's customers, suppliers, contractors, tenants, partners, shareholders, members, officers or directors, or with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that Bank may extend credit to such parties and may take any action it may deem necessary to collect the credit, regardless of the effect that such extension or collection of credit may have on Borrower's financial condition or operations. Borrower further agrees that in no event shall Bank be obligated to disclose to Borrower any information concerning any other Bank customer.

    7.14  Disclosure to Title Company. Without notice to or the consent of Borrower, Bank may disclose to any title insurance company which insures any interest of Bank under the Deed of Trust (whether as primary insurer, coinsurer or reinsurer) any information, data or material in Bank's possession relating to Borrower, the Loan, a Subdivision, the Improvements, the Residential Units or the Property.

    7.15  Improvement District; Covenants, Conditions and Restrictions. Borrower shall not consent to, vote in favor of, or directly or indirectly advocate or assist in the incorporation of any part of the Subdivision or the Property into any improvement district, special assessment district or other district without Bank's prior written consent in each instance. Also, Borrower shall not, without Bank's prior written consent in each instance, amend or modify any covenants, conditions and restrictions which Bank has approved, affecting any part of the Subdivision or the Property.

    7.16  Restriction on Personal Property. Borrower shall not sell, convey, or otherwise transfer or dispose of its interest in any personal property in which Bank has a security interest, or contract to do any of the foregoing, without the prior written consent of Bank in each instance.

    7.17  Force Majeure. If the work of construction is directly affected and delayed by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies or labor, Borrower must notify Bank in writing within five (5) calendar days after the event occurs which causes the delay. So long as no Event of Default has occurred and is continuing, Bank shall extend the applicable Completion Date for completing construction if directly affected and delayed by the event. Each such extension shall be for a period of time equal to the period of the delay, but not more than a total of sixty (60) days. Such an extension, however, shall not affect the time for performance of, or otherwise modify, any of Borrower's other obligations under the Loan Documents or the maturity of the Revolving Line or the Allocations.

    7.18  Severability. The invalidity or unenforceability of any one or more provisions of this Master Agreement or any Loan Document shall in no way affect any other provision.

    7.19  Interpretation. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Master Agreement and the Loan Documents are for convenience only and do not define or limit any terms or provisions. The word "include(s)" means "include(s), without limitation", and the word "including" means "including, but not limited to". No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Master Agreement and the Loan Documents. Time is of the essence in the performance of this Master Agreement and the Loan Document by Borrower. The exhibits to this Master Agreement are hereby incorporated in the Loan Documents.

    7.20  Amendments. This Master Agreement and the Loan Documents may not be modified or amended except by a written agreement signed by the parties.

    7.21  Counterparts. This Master Agreement and the Loan Documents and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document.

    7.22  Language of Agreement. The language of this Master Agreement and the Loan Document shall be construed as a whole according to its fair meaning, and not strictly for or against any party.

    7.23  Covenants, Conditions and Restrictions. Borrower may submit to Bank a proposed form of declaration of covenants, conditions and restrictions ("CC&R's") affecting all or part of the Property, and may request Bank to approve and to subordinate the Deed of Trust to the CC&R's. Bank shall have no obligation to grant such a request by Borrower. However, Bank shall consider and honor any such request if that would not impair or affect the security of any obligation evidenced by the Loan Documents, all as Bank in its sole discretion may determine. Borrower acknowledges that delays may result from the approval process, and agrees that so long as the delays are not unreasonable in duration, they shall not affect Borrower's obligations to complete the applicable Improvements by the Completion Date.

    7.24  Integration and Relation to Loan Commitment. The Loan Documents (a) integrate all the terms and conditions mentioned in or incidental to this Master Agreement or any Loan Document, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including Bank's loan commitment (if any) to Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Master Agreement and those of any other agreement or instrument, including any other Loan Document, the terms, conditions and provisions of this Master Agreement shall prevail.

PERMA-BILT, a Nevada corporation		BANK OF AMERICA, N.A.
By:	/s/ DANIEL SCHWARTZ Daniel Schwartz, President	By:	/s/ GARY PERSICHINO Gary Persichino, Vice President
Address:		Address:
7150 Pollock Drive, Suite 104		REBG
Las Vegas, NV 89119		NV1-119-04-01
Home Builder Division, Unit 8957 300 S. Fourth St., 4th Floor Las Vegas, NV 89101

EXHIBITS TO THE MASTER REVOLVING LINE OF CREDIT AGREEMENT,
AS FOLLOWS, ARE NOT ATTACHED HERETO:

Exhibit A:	Form of Deed of Trust
Exhibit B:	Loan Documents
1. The Note
2. The Deed of Trust
3. The Financing Statements
4. The Borrower's Indemnity
5. All other documents required by Bank of evidence or secure the Loan and any Allocation
Exhibit C:	Allocation Approval Certificate
Exhibit D:	Zenith Letter
Exhibit E:	Sample Cost Breakdown for a Residential Unit with Total Allocation per Plan
Exhibit F:	Forms of Cost Breakdown
Exhibit G:	Formula to determine necessary amount of Zenith Subordinate Debt
Exhibit H:	Form of WIP Report
Exhibit I:	Covenant Compliance Certificate

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MASTER REVOLVING LINE OF CREDIT CONSTRUCTION LOAN AGREEMENT
EXHIBITS TO THE MASTER REVOLVING LINE OF CREDIT AGREEMENT, AS FOLLOWS, ARE NOT ATTACHED HERETO